Exhibit 99.1

                  Ameron Reports Record Sales in 2004

    PASADENA, Calif.--(BUSINESS WIRE)--Jan. 27, 2005--Ameron International Corporation (NYSE:AMN) today reported record sales from consolidated operations in the fiscal year ended November 30, 2004 of $605.9 million, compared to $600.5 million in 2003. In addition to record sales from consolidated operations, Ameron's primary joint ventures had sales of almost $280 million in 2004, compared to approximately $228 million in 2003.
    Earnings were $1.59 per diluted share in 2004, compared to record earnings of $3.67 per diluted share in 2003. Excluding certain benefit plan termination costs, Ameron earned $3.36 per share in 2004.
    As previously reported, two executive benefit plans were terminated in the third quarter of 2004, resulting in a nonrecurring, after-tax charge associated with curtailment and settlement of $14.9 million, or $1.77 per share.
    "In spite of difficult market pressures, we are pleased with the performance of the Company's businesses and future prospects," commented James S. Marlen, Chairman, President and Chief Executive Officer. "Core operations improved in the second half of the year, and normalized results were comparable in both the third and fourth quarters of 2004 and 2003, especially after taking into consideration increased LIFO reserves of $7.3 million in the last six months of 2004. A second-half operating improvement offset a portion of the shortfall of the first half of 2004, which was caused partly by labor disputes at the Water Transmission and Infrastructure Products Groups and the lack of income from ventures in Saudi Arabia. Both the Fiberglass-Composite Pipe Group and TAMCO, Ameron's 50%-owned steel mini-mill, achieved record results in 2004."
    Earnings in the fourth quarter of 2004 totaled $2.13 per share, compared to $1.47 per share in the same period in 2003. Fourth-quarter 2004 results included a pretax gain of $13.1 million on the sale of excess property previously used principally by the Company's Water Transmission Group and corporate-wide engineering services division, offset by a $5.3 million pretax increase in LIFO reserves due to sharply higher steel prices and inventory levels required for anticipated projects in 2005. Fourth-quarter sales increased from $166.9 million in 2003 to $170.3 million in 2004.
    The Fiberglass-Composite Pipe Group had an outstanding year in 2004 with higher sales and segment income than in 2003. Sales rose on the strength of Asian operations which serve the marine and offshore new construction markets, located in Korea, China and Japan. Sales into U.S. and European markets declined due to continued weakness in the industrial markets. Sales of oilfield piping were flat in 2004. Fourth-quarter 2004 sales declined while segment income increased, compared to the same period in 2003. A fourth-quarter increase of sales by Asian operations was more than offset by a decline of sales by U.S. and European operations. Profits increased in the fourth quarter despite lower sales due to an improved mix of higher-margin products. The Fiberglass-Composite Pipe Group is expected to continue to perform well. The previously-announced plant expansion in Malaysia is proceeding on schedule. The new state-of-the-art production facility is forecasted to begin producing fiberglass pipe by the end of 2005.
    The Water Transmission Group's sales and profits declined in 2004, compared to 2003. Sales were lower due to soft market conditions throughout the western U.S. The completion of several large projects, state and local government fiscal constraints and competitive pressures impacted current-year sales and profits. Fourth-quarter sales in 2004 were comparable to fourth-quarter sales in 2003, while corresponding profits declined due to lower margins caused by unfavorable market conditions. As part of a program to streamline pipe manufacturing operations, consolidation of certain facilities used by the Water Transmission Group began in 2004. A property vacated as part of the consolidation program was sold in the fourth quarter, as outlined above. In the fourth quarter of 2004, a series of large projects in Northern California were successfully bid by the Water Transmission Group. The current backlog stands at $155 million, compared to the backlog of $100 million at the beginning of 2004. The backlog bodes well for 2005; however, the overall market remains soft in the western U.S. The longer-term outlook for the Water Transmission Group remains positive based on the needs for water infrastructure in the western U.S.
    The Performance Coatings & Finishes Group had higher sales in 2004 than in 2003; however, profits declined due to the continued weakness in U.S. and European chemical and industrial markets. Sales in the fourth quarter were higher in 2004, compared to 2003. Consistent with the trends throughout 2004, fourth-quarter profits declined due to margin pressures associated with the weak market conditions and escalating raw material costs. A group-wide profit enhancement program has been initiated to recover higher raw material costs through increased pricing and to implement operating cost reductions. The markets served by the Performance Coatings & Finishes Group are not forecasted to improve in the near term.
    The Infrastructure Products Group's sales were higher in 2004 than in 2003 due to the strength of residential and commercial construction spending in Hawaii and throughout the rest of the U.S. Profits suffered because of the labor disputes in Hawaii earlier in the year. Fourth-quarter sales and profits were higher in 2004 than in 2003 due to the continued strength in the housing market and increased commercial construction spending driven primarily by the level of interest rates. The forecast for the Infrastructure Products Group remains positive.
    TAMCO, the largest mini-mill in California, manufactures and sells steel reinforcing bar used in construction applications in the western U.S. TAMCO benefited from the strong demand for steel worldwide and the associated impact on local pricing. TAMCO had record sales and profits throughout 2004 and the fourth quarter. Demand declined at the end of the fourth quarter as TAMCO's customers adjusted inventory levels to reflect confidence in continued supply of product. The recent decline could be a signal of softening in 2005 from the record level of 2004. Nevertheless, the outlook for TAMCO remains strong.
    In addition to the items outlined above, results in 2004 were lower than in the prior year partly due to a $2.5 million pretax gain on the sale of Ameron's minority interest in a Mexican coatings venture in the third quarter of 2003. Additionally, income from joint ventures in Saudi Arabia was $5.8 million lower in 2004 than in 2003 due to the timing of dividend payments. Dividends from Ameron's Saudi Arabian ventures are expected to increase in 2005.
    Management measures the Company's financial performance based on operating results without the impact of certain non-routine items, and believes that non-GAAP earnings per share, excluding the non-routine items described above, provide a more meaningful comparison of year-over-year operating results. Non-GAAP earnings and earnings per share are calculated as follows:



                                                      Year Ended
                                                     November 30,
                                                 --------------------
                                                    2004       2003
(In thousands, except share and per share data)  ---------  ---------

Net Income as Reported                             $13,459    $29,900

Plus: Pension Plan Curtailment/Settlement, Net
 of Taxes                                           14,926          -
                                                 ---------  ---------

Non-GAAP Net Income                                $28,385    $29,900
                                                 =========  =========

Weighted Average Shares (Diluted)                8,448,987  8,149,460

Non-GAAP Earnings Per Share (Diluted)                $3.36      $3.67
                                                 =========  =========

    James Marlen concluded, "Fiscal 2004 was a challenging year for Ameron. Difficult but necessary steps were taken during labor negotiations to reduce costs and maintain the Company's competitive position. We continue to believe in the strength of Ameron's core businesses and expect that Ameron will achieve steady, long-term earnings growth. We anticipate a solid improvement in 2005."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             James S. Marlen or Gary Wagner, 626-683-4000